Exhibit 99.2
CORPORATE PARTICIPANTS
Shannan Overbeck
Cambium Learning Group — IR
Ron Klausner
Cambium Learning Group — CEO
Dave Cappellucci
Cambium Learning Group — President
Brad Almond
Cambium Learning Group — CFO
CONFERENCE CALL PARTICIPANTS
Randy Baron
SM Investors — Analyst
Anthony Guido
Golden Tree — Analyst
PRESENTATION
Operator
Welcome to the Cambium Learning Group 2010 second quarter earnings call. (Operator Instructions) I would like to turn the conference over to Shannan Overbeck. Please go ahead.
Shannan Overbeck — Cambium Learning Group — IR
Thank you operator. My name is Shannan Overbeck and I’m Cambium Learning Group’s head of investor relations. On the call today is Ron Klausner Cambium Leaning Group’s Chief Executive Officer, David Cappellucci, the Group’s President, and Brad Almond, Chief Financial Officer, who each have some prepared comments. Before we begin, I have a few comments regarding the information we are providing today.
Please note that some statements made on today’s call are forward-looking in nature and are based on assumptions and subject to risks and uncertainties. The risks and uncertainties associated with these statements could cause Cambium Learning Group’s actual performance to differ materially from those reflected in statements made today. Examples of these assumptions and risks are described in our annual report filed in March of this year. Cambium Learning Group does not undertake any duty to update the statements whether as a result of new information, future events or otherwise.
On today’s call, EBITDA, Adjusted EBITDA and Adjusted sales will be presented, and it should be noted that these measures will differ from those offered on the GAAP financial statements just released today. These are non-GAAP financial measures that the Company believes will provide useful information to investors because they reflect underlying performance of the Company, including the recent acquisition of Voyager Learning Company and provide investors with a view of the combined company’s operations from management’s perspective. These measures are used frequently by management in the operation of the business.
Reconciliation of these figures to GAAP are included in our press release schedule which can be found on our corporate website site cambiumlearninggroup.com and /or our Form 10-Q to be filed with the SEC. Following today’s prepared comments, we will take questions. A transcript and webcast of today’s call will also be available on the Company’s corporate website. Let me now turn the call over to Ron.

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Final Transcript
Aug 12, 2010 / 08:00PM GMT, ABCD — Q2 2010 Cambium Learning Group, Inc. Earnings Conference Call
Ron Klausner — Cambium Learning Group — CEO
Thanks Shannan, and thank you everyone for joining the call. Today I’ll provide an update on the six goals established by the leadership team for 2010 and turn the call over to Dave who will provide additional details on the business units, education funding and marketplace. Dave will be followed by Brad who will discuss our second quarter financial results.
Goal One — Achieve sales, Adjusted EBITDA and free cash flow.
We had a poor quarter as it relates to order volume, but there are some very positive developments. Total order volume as measured by shipment of our products and orders of our online subscription and services decreased by 12% compared to prior year Q2 and was down 10% through June year-to-date.
State and local budgetary concerns continue to be the primary reason the Voyager business unit was down by 22% in orders in Q2 versus the same period in ‘09 and also down 22% year-to-date. The Sopris business unit also saw a decline of 3% for the quarter versus prior year or a decline of 4% year-to-date. The Sopris numbers exclude royalties from Wireless Generation of $1.7 million in Q1, ‘09, which we expect to realize in excess of $1 million in Q4, 2010. Note that the effect of this transaction was included in the total company comparisons I just provided. Cambium Learning Technologies showed strong growth with an increase in orders of 24% versus prior year or a 31% increase for the first half of the year.
Year-to-date, Q2 Adjusted EBITDA was up $5.7 million or 39% over prior year, a result of continued cost cutting, integration synergies and recognized revenue. Partially offsetting the order volume decline, we have made material progress in realizing our previously announced expectation of $12.5 million in cost synergies from the merger, while making some key investments that will not result in an ROI until 2011. They include Sopris, the creation of a sales marketing channel, CLT expansion of sales marketing, ExploreLearning, design of adaptive software for math fluency and inclusion of Cambium legacy products student results available on our data management system. Since the close of June, key developments include the following. We were awarded $3.6 million from Memphis over three years, and $2 million from Nashville over five years. It is unclear how much we will realize in 2010. Milwaukee also chose us as their turnaround partner, a new capability for two of their schools for over a $1 million for year one with an option to extend for an additional year. In order to grow EBITDA to $55 million versus $51 million, in ‘09, we will need to close on a number of agreements that are advanced in our sales pipeline.
Goal Two — Complete the integration effectively and efficiently.
We remain on target to complete the merger integration within 12 months of the transaction closing and achieve the synergy savings. Last week, we placed into production our integrated data management system, which will enable us to measure student growth for Cambium Legacy products, including Language!, Read Well and Transmath. This was one of our largest integration initiatives. In my judgment it is essential to be able to measure and track student progress for all major products, as well as engage students with web-enabled practice. With this tracking we could better, more accurately, more comprehensively inform schools on the efficacy of our products, which we believe is a distinct competitive advantage.
Goal Three — Diversify our portfolio.
Our technology segment grew by 24% versus prior year Q2 or 31% year-to-date. Kurzweil and Learning A-Z grew by more than 20% each in Q2. Kurzweil was sparked by strong sales in Canada, while Learning A-Z’s growth was fueled by the e-commerce channel and several new customers, including Los Angeles and Clark County, or Las Vegas. We enjoyed our highest margins in the technology segment. The Cambium Learning Technology Group now accounts for 27% of our sales versus 23% in the first six months of ‘09. Orders for adolescent literacy and math products were flat, versus prior year-to-date, while early literacy declined by 35% or $7.4 million. Summer school orders were down by $1.5 million or 20% versus prior year-to-date. The latter will be a permanent loss for 2010 and in my judgment is primarily attributed to state and local budget issues.
Goal Four — Greater web presence.
We continue to see an increase in overall web-based orders. Our presence on the web has become a larger portfolio portion of our business, resulting in approximately 30% year-to-date growth versus prior year, with ExploreLearning providing the greatest component of that growth. Student usage of Ticket to Read, our early literacy web-based practice and Vmath, our web-based math practice remains strong until it was close to the end of the school year. The average number of students who log in each week declined for Ticket to Read from the peak usage, but remained above 200,000 students.

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Final Transcript
Aug 12, 2010 / 08:00PM GMT, ABCD — Q2 2010 Cambium Learning Group, Inc. Earnings Conference Call
We saw the same trend with students accessing VmathLive where usage averaged about 80,000 per week. We believe the updates to the Ticket to Read site will have a positive impact on usage this school year. ExploreLearning has grown to actively serve more than 50,000 teachers and Learning A-Z now serves more than 1. 1 million paid subscribers. In addition to serving over 40,000 U.S. schools Learning A-Z resources are now used in 150 countries. These factoids are important because sales drives usage and usage drives sales.
Goal Five — Increase market share of average students while improving student achievement.
Successful student outcomes create loyalty and enable us to use them in our marketing messages. As announced recently, Miami-Dade students outperformed their peers in reading on the national assessment of education progress tests, called NAEP, which arguably is the assessment standard for fourth and eighth grade students across our country. It is not an accident that Miami-Dade students ranked second in fourth grade reading and first in eighth grade reading on the 2009 NAEP, among major cities.
We are their intervention provider and have served more than 45,000 students throughout the district for several years. Our web-based companies ExploreLearning and Learning A-Z continue to be industry award winners. Recently, ExploreLearning Gizmos, won the highly regarded Golden Lamp Award in the curriculum category given by the Association of Education Publishers and the Science Instructional Solution Award given by the Software and Information Industry Association.
Learning A-Z was also honored with a Beacon Award, which recognizes excellence in marketing for our 2009 Teacher Appreciation Week eMarketing campaign. This past week, the United States Department of Education announced 49 Investing in Innovation grant winners. While the majority were awarded to non-profit organizations, some school districts, including Corona Norco, California were granted an award. In their application, Corona identified the use of three products, including Sopris’ Step Up to Writing,
Goal Six — Increase our footprint through acquisitions.
We will be presenting our proposed key investments to our board in September, which includes targeted acquisitions. We do not expect to acquire anyone this year, but expect activity in 2011. On a final note, Simba, a market research company, recently released its 2010 report on the U.S. pre-K-12 market. 2009 industry sales declined 5.5% versus prior year, while Cambium increased its share, by growing 1.5%. Now Dave.
Dave Cappellucci — Cambium Learning Group — President
Thank you, Ron, and good afternoon, everyone. Thanks for joining the call. As Ron mentioned our second quarter performance was not what we expected to deliver on a comparable basis the prior year. However, we are encouraged by a number of recent developments and trends we are seeing halfway through our first year of integration and I’ll elaborate on those as I go through my remarks.
Fiscal 2010 continued to develop along the lines of a few key themes. First, significant continued growth in our learning technology segment, second quarter order volumes Ron mentioned was 24% ahead of the same period last year, putting this business 31% higher for the six months ended June 30th. Second, continued state and local funding constraints resulting in reduced buying and customers buying later in the cycle really closer to when they will actually be implementing the programs and lastly, increase federal support of the student populations we serve, with much more emphasis on competitive grant funding. We have experienced a considerable increase of the number of Requests for Proposals, (RFPs), that states and local districts issue. That has the effect of extending the sales cycle when compared with a non RFP, sales process.
For example, as Ron mentioned we recently secured three important wins in Memphis, Nashville and Milwaukee. All three were RFP processes. As we stated in our last call, Tennessee was one of the two recipients of the first Race to the Top funding awards and we are very well positioned in that state. These two substantial wins bear that out. However, because these three sales opportunities were under RFP, we only just learned of our wins within the last two to three weeks. This afternoon I would like to take just a few minutes to highlight our second quarter performance for each of our three segments and some of the underlying reasons for this performance. And I will then turn the call over to Brad who will provide a more detailed financial overview of our 2010 second quarter operating performance, including cash flow and liquidity.
Cambium’s second quarter order volume, which is a combination of product shipments, orders for our online subscription and services contracts decreased by 12% from the same period last year. Within this overall performance, Voyager’s order volume declined approximately 22%, which is about the same percentage decreased experienced in the first quarter. The second quarter variance is due principally to considerably lower sales that the states of Texas and Florida, which combined reported second quarter orders that were more than $8.5 million lower than the same period last year. In Florida, five districts purchasing the second quarter of 2009 either did not purchase in the second quarter of 2010 or did not purchase at the same levels as last year. The year-on-year unfavorable variance for these five districts total approximately $4.5 million. Some of this is timing, as we do expect three of these districts to place orders in the third quarter, though perhaps not completely to prior year levels.

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Final Transcript
Aug 12, 2010 / 08:00PM GMT, ABCD — Q2 2010 Cambium Learning Group, Inc. Earnings Conference Call
For example, within our largest customer, Miami-Dade, orders received after June 30th have brought this account even with prior years. Also affecting Florida, as well as several other states, is last year with the release of the first round of the one-time stimulus funds, a number of districts purchase multiple years worth of materials. Of course, this had the effect of higher sales in 2009 versus what would otherwise be expected in the loss of the subsequent years’ residual sales which are typically 40% to 50% of year round sales. Approximately $1.7 million of such multi-year deals were recorded in Florida in the second quarter of last year. For Voyager overall the multi-year order volume was approximately $3.8 million in last year’s second quarter. Since the customer now has purchased two to three years of materials, there is no residual purchase in 2010. And of course 2009’s order volume reflected the pull forward of those amounts.
This year, we continue to pursue one-time stimulus funds, however perhaps owing to this being the second and last installment of those funds, customer’s appetites to committing to multiple years worth of material purchases appears to have waned somewhat when compared to last year. In Texas, we saw a more than $3 million decrease in second quarter orders from the prior year. Approximately half of this variance is timing related, and we have either already received orders from these customers in the early weeks of the third quarter or we expect to receive them. Interestingly, in one of the most challenged local economies and the largest market for intervention materials in the U.S., California, our second quarter business increased by approximately $3 million or 114% over prior year. As Ron mentioned, we received three important wins that are not yet reflected in Voyager’s second quarter or year-to-date results. While the timing of the implementation in our programs in these districts will affect when orders are received and in what amount, we have won three important RFPs.
Again as Ron mentioned in Memphis a total of approximately $3.6 million over three years, Nashville a total of approximately $2 million over five years, and in Milwaukee, a total of $1.2 million for year one, with an option to extend for second year for school turn around work. A new line of business for the Company that we spoke to briefly during our last call. Lastly against the back drop of Voyager’s disappointing results through the second quarter, an important metric to watch during any large scale merger of sales forces is the continued sales pacing of what we call non-legacy programs. These are the programs from one of the former stand-alone entities, so either Cambium or Voyager, sold by a sales producer, who comes from the other former entity. Through July, these sales are actually up over 10%.
So, while we are still only seven months into this integration, we are encouraged by this metric. As Ron mentioned Sopris’ order volume was down just marginally in the second quarter of 2010, versus the second quarter of 2009, approximately 3%. This decrease was a slight improvement over the 4% decline reported in the first quarter. These declines are without the effects of our large DIBELS licensing deal with Wireless Generation, which Ron mentioned.
Sopris sells our less comprehensive offerings and the modest order decline is not disproportionately attributable to any single product line or customer. During the second quarter we launched a major new addition of our universal literacy screening tool DIBELS Next which recorded approximately 750,000 orders in its first few weeks of availability. These orders are primarily driven by a large state supported deal in Louisiana. In our learning technology segment, order volume grew by 24%. The second quarter order strength was realized across all three of our major product lines. With our assistance technology offerings, Learning A-Z, and ExploreLearning all contributing to the increase. The market demand for innovative technology solutions continues to grow and develop at an attractive pace. Also of importance to note, in a significant, tangible realization the area of sales synergies, our Memphis RFP, win included approximately $750,000, just a little under, over three years, for ExploreLearning Gizmos, in addition to the Language! win, pointing to the breadth and strengths of our suite of offerings and the sales leverage we enjoy across our various business units.
Now for the funding overview. We continue to be guarded with respect to the funding environment we are, and have been, operating in. Some recent positive developments, of course, include this week’s passage of the Jobs bill, which provides $10 billion of funding to keep teachers employed. Since salaries and benefits make up over 80% of a school districts operating budget, the availability of this money relieves some of the stress on the remaining funding pools that we target.
States of course, are only just starting their 2011 fiscal year. Most are reporting slightly increased revenue collections, perhaps indicating a bottom, but as we spoke during our last call, this bottom is substantially off the funding levels we enjoyed in state fiscal years 2007 and 2008 and it will likely take several years to stage any meaningful recovery. I would now like to turn the call over to Brad.

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Final Transcript
Aug 12, 2010 / 08:00PM GMT, ABCD — Q2 2010 Cambium Learning Group, Inc. Earnings Conference Call
Brad Almond — Cambium Learning Group — CFO
Thanks, Dave. I will cover some select areas regarding our Q2 2010 financial performance. As we advised during our last earnings call, the year on year comparisons of our GAAP financials are challenging for the investor as a result of our merger on December 8th, 2009. To provide better business context, and to present the results in the same manner as measured by management we continue to provide non-GAAP Adjusted numbers for 2009 and 2010. We feel these Adjusted results provide a useful year on year comparison. Therefore the majority of my comments will be regarding these Adjusted results.
A table reconciling from GAAP to Adjusted EBITDA was provided on our web site with today’s earning release and will be provided in the MD&A Section of our 10-Q, to be filed soon. Please keep in mind we have a very seasonal business with the majority of our business transacted in the second and third fiscal quarters, with the third quarter historically being the largest. While Q3 has always been instrumental in determining the full year’s performance the second quarter’s size means year-to-date results have greater significance than when we last looked at just Q1 results. Therefore my comments are directed primarily at year -to-date results through June 30, 2010.
First let’s look further at the order of volume trend as it relates to revenue. Order volume is an internal metric of the shipment of product and the order of online subscriptions. It is a leading indicator of revenue as orders become revenue over time. As Ron discussed and as was expanded upon by Dave, we have experienced a decline in order volume relative to prior year. Year-to-date company-wide order volume is down 10% versus prior year. However, revenue is up $2 million or 2.5%. There are three primary reasons that revenue has increased while order volume has declined.
Number One. The Company continues to recognize various service, embedded technology and subscription revenues from our strong sales in the second half of 2009. The strong sales in the second half 2009 placed significant balances in Adjusted deferred revenue. Most of that revenue is recognized through the academic school year which just ended May 2010.
Number Two. Within the Voyager business unit the mix of sales in the first half of 2010 has been weighted more toward products that have less embedded technology elements and therefore, have greater immediate revenue recognition.
Number Three. The Company had a number of complex deals in the second quarter 2009 and the structure of these deals limited some of their revenue recognition in 2009. We had far fewer similar deals in 2010, therefore, the comparative effect of revenues favorable versus 2009, when the comparative order volume is unfavorable. As an example and as David mentioned, in 2009, we won several RFP- funded multi-year arrangements whereby the customer paid for products up front but the revenue will be recognized over the period of delivery. The decline in deferred revenue balances from year end 2009 to June 30, 2010 that one would expect from these trends is not apparent on the GAAP balance sheet. The balance sheet includes the impact of the December 9, 2009, write down of deferred revenue from the acquisition, while Adjusted revenue as presented above adds back the purchase accounting impact of that write down.
To assist the investor in seeing the trends in deferred revenue, without the acquisition impact, we will present an Adjusted deferred revenue schedule as part of our MD&A session of the soon to be filed Form 10-Q. If order volumes remain down by 10%, we would ultimately expect adjust revenues to decline over time by a similar amount unless the order volume trend reverses itself. Regarding spending, total adjusted spending including all spending lines of Cost of Goods Sold, R&D, Selling, Marketing and G&A, is down by $3.6 million year-to-date when compared with the prior year. We believe that we continue on pace to recognize our 2010 annual targeted synergies.
We have saved $4.5 million to date in 2010, staying on track to deliver 2010 savings of $9.5 million compared to prior year. In addition to the synergy savings, we believe we have saved approximately $1 million from our lower sales volume, compared to last year. Primarily from lower commissions and other costs that are variable with orders. These savings of $5.5 million were partially offset from several areas. We have acted upon planned investments that Ron mentioned, specifically in the Sopris and CLT business units. We had some increased variable costs due to the higher recognition of revenue.
We have experienced lower than expected capitalization rates from our R&D efforts, and we had additional costs caused by some short-term impact from consolidating the warehouses while striving to insure we met the customer time lines associated with our summer school programs. In all, our spending is proceeding close to plan and we are pleased with the savings from the integration synergies. However, our original plans did not expect the decline in order volume we have experienced. Depending on how order volume plays out in the next month or two we might need to make additional reductions in spending in order to achieve the EBITDA growth we are seeking in 2010. The results of the trend in revenue and spending is an Adjusted EBITDA of $20.2 million for the six months ended June 30, 2010, versus $14.5 million for the same period in 2009.

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Final Transcript
Aug 12, 2010 / 08:00PM GMT, ABCD — Q2 2010 Cambium Learning Group, Inc. Earnings Conference Call
While the improvement of $5.7 million is encouraging, we have yet to fully realize the impact of the order volume decline for the reasons I discussed previously. With the $5.7 million increase, we have achieved Adjusted EBITDA of $56.5 million when measured over the last 12 months ended June 30th. The ability to hold the year-on-year Adjusted EBITDA improvement we have so far experienced is dependent on some improvement in the order trend in the second half of the year. While sheer order volume is the most direct determinant, it should be known that the mix and the timing of order volume can also influence the ability to achieve our Adjusted EBITDA goal along with our ability to adjust spending in a timely manner if deemed necessary.
This Adjusted EBITDA excludes certain costs as shown in our reconciliation of Adjusted to GAAP results. Most notably the column in that table marked as integration costs. We projected we would spend $5 million in one-time non-recurring integration costs of 2010. When we add the 2009 expenditures for the same, we plan to spend $7 million in total. Year-to-date we have incurred $3 million of such costs, leaving another $2 million to go.
Please note that the Integration Cost column on the reconciliation table also includes $1.6 million in one-time change of control payments that were associated with the closing expense in 2010. These will total approximately $1.7 million by the end of 2010 and are not in our total expected integration costs of $7 million. Now regarding cash and liquidity, for the six months ended June 30, 2010, our operating cash balance declined by $6 million and our debt balance increased by $13 million. Therefore we had $19 million total net use of cash in the first quarter.
In general terms, the $19 million use of cash is accounted for by $5 million in integration, and change of control payments, $5 million in capitalized expenditures, $9 million in debt related payments, and therefore we are approximately breakeven cash flow for recurring type operations This is on pace with our expectations, given the seasonality of the business and the order flow we have experienced. We now expect to increase cash on hand and repay the revolver in the second half. At the end of June 2010, we have drawn $18 million on a revolver and on August 1st the balance was $21 million. Regarding our total debt, we have a single financial covenant of total net debt to Adjusted EBITDA of no more than 5.5 to 1 As of June 30, 2010, the ratio is just under 3 to 1.
To summarize our financial results for the quarter, we have seen improved revenue and improved spending leading to improvement in our year-to-date Adjusted EBITDA of $5.7 million. The revenue has improved, based on recognizing prior period Adjusted deferred revenue, as well as favorable comparisons to prior year, based on the mix of sales and less complex deal structures in 2010. For the remainder of the year, our focus is on improving the order volume and scrutinize spending in order to work toward our goal of a full year 2010 of improvement of Adjusted EBITDA. That concludes our prepared remarks and I would like to turn the call over to the operator for questions.
QUESTION AND ANSWER
Operator
Thank you. (Operator Instructions) And our first question comes from [Randy Baron at SM Investors].
Randy Baron — SM Investors — Analyst
Hey, guys, good afternoon. Brad, just a housekeeping thing. $19 million use of cash you said it was in the first quarter?
Brad Almond — Cambium Learning Group — CFO
It is in the first half.
Randy Baron — SM Investors — Analyst
First half, okay.
Brad Almond — Cambium Learning Group — CFO
Make that correction.

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Final Transcript
Aug 12, 2010 / 08:00PM GMT, ABCD — Q2 2010 Cambium Learning Group, Inc. Earnings Conference Call
Randy Baron — SM Investors — Analyst
Okay. Ron, I have a kind of high level question for you, which is, it dawned on me as I’m hearing about the decline in order volume related to the seasonality of the business, was there a cut in summer school programs this year maybe because of budget reasons or whatnot? Is that when it contributed — you mentioned it briefly in your remarks. I’m curious if it was — are schools just not opening the door for summer schools as they have historically?
Ron Klausner — Cambium Learning Group — CEO
There were a combination of factors, Randy, very good question. Summer school is down about $1.5 million. It was the lowest summer school business we have had in several years. As you know the state fiscal year ends June 30.
What we saw was a combination of some places less summer school being offered. In some places, less students being offered. Some places less days of summer school, where they would generally cobble together materials for summer school. We do not believe we lost actual share to any competitor and believe we are the largest intervention-based summer school provider, but we do believe that the market shrunk this past summer.
Randy Baron — SM Investors — Analyst
Okay. And I’m going to I guess loop back in a second with Brad on the actual revenue number. On a high level, if organic sales are down I guess, what are the prospects? You didn’t go into it as much as you normally do, so I’m curious to hear kind of — I understand the crystal ball is murky and no one knows how the economy is going to go, but is there 2010 — do we know summer school in 2011, for example?
Ron Klausner — Cambium Learning Group — CEO
No, I think we’d be way ahead of ourselves for 2011. I would answer you is in this way, Randy. We have a pipeline that is on an account level. So we know within these larger customers, where we are, as far as the sales process. How advanced we are in the sales process. So for example, if we know that there is a Board meeting on such and such date, where we are on the agenda, that is very, very advanced in the sales process. We try to get that specific.
We have reasonably good line of sight to these large deals. But, as Dave indicated, they’ve still got to come in. So we are not, as of the middle of August, we are not where we want to be. We have a large number of these large deals that need to be brought in, and right now that is by far and away our biggest and largest priority. We are focusing on EBITDA, and we are focusing on cash, and obviously orders in large measure will dictate our ability to deliver growth versus prior year.
Randy Baron — SM Investors — Analyst
Okay. Well, maybe I’m not, maybe I shouldn’t be looking at this top line then. Brad, can you help me compare free cash flow in this quarter versus kind of a pro forma, assuming new co started last year at the same time for the quarter
What I’m trying to get at specifically is, instead of recognizing differed revenues from last year, kind of get down to the cash number to say here’s the cash we got in the quarter, here’s the revenue, here’s the EBITDA of cash, if you take out taxes, CapEx, all the free cash flow calculations at the end of the day, how does free cash flow compare to a year ago?
Brad Almond — Cambium Learning Group — CFO
The spreadsheets I haven’t done — to be able to go to that detail on the call, I think the fact that we are cash positive or sorry, cash neutral in the first half from operations is actually — is probably better than prior year. We normally will pull cash from operations. We haven’t done so this time. I think where you are struggling is on EBITDA of $20 million, $20 million Adjusted EBITDA, a lot of that EBITDA is being supported by this recognition of prior period deferred revenue which is actually roughly $10 million, so that would be a cashless infusion of EBITDA in the first half.

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Final Transcript
Aug 12, 2010 / 08:00PM GMT, ABCD — Q2 2010 Cambium Learning Group, Inc. Earnings Conference Call
Randy Baron — SM Investors — Analyst
So, can we drill down and say what kind of a cash EBITDA would be?
Brad Almond — Cambium Learning Group — CFO
We could. I’m not prepared to do that right here on the call. I Apologize, I don’t have that in front of me but—.
Randy Baron — SM Investors — Analyst
Is that something maybe in the Q that could be included? Or is that something that is not typically included in the Q?
Brad Almond — Cambium Learning Group — CFO
Let me look and see if I can include it in the cash and liquidity section of MD&A, It’s a valid question, I’m just not—.
Randy Baron — SM Investors — Analyst
Yes, I think that would be helpful. Because you can see the way the market’s reacting. My last question I’ll get back in queue. Just you mentioned on your last point about acquisitions. I’m curious to know the scale of what you are looking at in terms of very, very round numbers. I’m curious why you are presenting it now, if there is nothing to be done? Does that mean that you have maybe three or five companies that you are going to start due diligence with and that is why it’s the pipeline? I mean, where are our targets sighted? What should we be looking for? And then I’m done. Thank you.
Ron Klausner — Cambium Learning Group — CEO
Randy, as you probably recall we have identified these six goals throughout. One of the goals is to increase our footprint through acquisitions. So today what I want to share is that, no, we have not — we are not in the midst of due diligence with any entity. We are focusing on our operations. Early in the year we talked about we had a focus on integration. For the most part, we’ve done that well. We have to focus right now on sales. That being said, there are capabilities out there that would be very impactful to our Company, where we’d be better off buying, rather than building.
If you just go back to again, two of the acquisitions we made some years ago, Learning A-Z and ExploreLearning, by any kind of cost of capital, we have exceeded those numbers. They are significant. They have significant impact to our cash, significant impact to our strategy of moving more of our business to web-based. So no, we have a list of identified entities that we will be pursuing. Don’t expect any of that to occur until 2011.
Randy Baron — SM Investors — Analyst
But we don’t have a ballpark yet of what size, this wouldn’t be a $200 million acquisition?
Ron Klausner — Cambium Learning Group — CEO
No, absolutely not.
Randy Baron — SM Investors — Analyst
Thanks guys.

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Final Transcript
Aug 12, 2010 / 08:00PM GMT, ABCD — Q2 2010 Cambium Learning Group, Inc. Earnings Conference Call
Operator
(Operator Instructions). Our next question comes from [Anthony Guido at Golden Tree].
Anthony Guido — Golden Tree — Analyst
Thanks for having the call.
Brad Almond — Cambium Learning Group — CFO
Thank you.
Anthony Guido — Golden Tree — Analyst
Question for you. I guess, I’m having a little trouble, maybe I’m not as familiar with the business as the others are. But as you talk about the orders coming in and being down 10%, does that mean if things stay as they are now, we should expect EBITDA to be down 10% as well? How is your cost structure, and how much flexibility do you have there?
Brad Almond — Cambium Learning Group — CFO
No, we would, obviously, if orders stay down 10%, ultimately, that is eventually going to flow through revenue. Not all of this year, some this year, some of that would flow through next year, just given the way we are recognizing so much revenue from the prior year. We have — I think the way to think about it is we have a lot of moving parts here for how we’re going to affect EBITDA.
One is we also have the — expected almost $10 million of synergies and then you want to back away the planned investments we plan to make, which we haven’t quantified, but we don’t plan for those to be in all of the — obviously all the synergy costs. So we have a pretty good amount of flexibility in terms of even in a — I’ll say a flat top line environment to deliver some pretty substantial improvements on the EBITDA. What we are trying to say on the call is we’ll see how the orders play out, but as we strive to get to a $55 million EBITDA we don’t need the orders to improve year on year to achieve
Anthony Guido — Golden Tree — Analyst
You do not?
Brad Almond — Cambium Learning Group — CFO
No.
Anthony Guido — Golden Tree — Analyst
I’m sorry, were you going to say something?
Ron Klausner — Cambium Learning Group — CEO
Yes, just expanding on Brad’s set, some of the sale order shortfall will convert into revenue. Some of the order shortfall, though, we have variable components. Our compensation plans are paid for performance plans, so if orders are down, there will be some savings, not where we would want it, but there will be some savings in commissions, savings in bonuses, savings in cost of goods sold that would mitigate that. In addition, we have taken some actions to reduce some costs to mitigate some of the order shortfall. So there are multiple variables in place here, but Brad’s biggest point is not all of this order decline will result in revenue decline in 2010?

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Final Transcript
Aug 12, 2010 / 08:00PM GMT, ABCD — Q2 2010 Cambium Learning Group, Inc. Earnings Conference Call
Brad Almond — Cambium Learning Group — CFO
And therefore not necessarily reflect all the way into EBITDA. The other way I think your starting point is, started prior year which is roughly $50.8 million EBITDA. You cut out the synergies which we are now obviously demonstrating a high degree of confidence, we’ll realize at least $9.5 million. That is your starting point. Now, take from that planned investments we planned to make in Sopris and CLT and then after that, it is really driven by order volume after that. As Ron mentioned some of that flows into EBITDA. But it is by no means even close to a dollar for dollar transfer.
Anthony Guido — Golden Tree — Analyst
What would you say your cost structure fixed versus variable is? 70/30? Maybe just round numbers?
Brad Almond — Cambium Learning Group — CFO
I think 70/30 is not a bad ratio. That would probably be the worst case, probably a bit more variable than that. 30% being highly variable. I would say there is a good 10% in there that’s what I call semi variable. Then 60% of it is fixed. That’s a pretty good approximation.
Ron Klausner — Cambium Learning Group — CEO
Anthony, we are not giving formal guidance here but again, the most critical indicator for our line of sight realizing this $55 million are these large deals that are in our pipeline.
Anthony Guido — Golden Tree — Analyst
I’m going to ask a question on those in a second. Just so I understand. If you start at 50.8 you think you have 9.5 of cost savings, so that is your starting point. But let’s assume that every quarter kind of looked like the second quarter or the first half of the year, down 10%. So on a run rate you would expect basically, probably to be down call it $5 million to $8 million of EBITDA. If that was what your whole year was looking like that on a run rate. I know it’s very seasonal. But like I say if you were down 10% orders for the next 12 months, you would probably expect your EBITDA to be down roughly 5% to
Brad Almond — Cambium Learning Group — CFO
Yes, over a 12 month period. And after not sure you’re giving us full credit to the synergies numbers. You’re up 10 before you even start that analysis, but just from the order impact, you are right. About — you’d be around — if you are down 10% in orders over time, you can expect EBITDA to be down 5%.
Anthony Guido — Golden Tree — Analyst
And you’ve said a couple of times now your goal or your budget you publicly have stated $55 million of EBITDA? That is what your goal was? Or something? I’m not sure if you said—?
Ron Klausner — Cambium Learning Group — CEO
No we are giving you that we have line of sight $55 million of EBITDA.
Anthony Guido — Golden Tree — Analyst
Okay.

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Final Transcript
Aug 12, 2010 / 08:00PM GMT, ABCD — Q2 2010 Cambium Learning Group, Inc. Earnings Conference Call
Ron Klausner — Cambium Learning Group — CEO
Depending upon these large deals.
Anthony Guido — Golden Tree — Analyst
When you are talking about the large deals, you are talking about Memphis, Nashville and Milwaukee?
Ron Klausner — Cambium Learning Group — CEO
No, no, no. We’re talking about a number of our largest customers that we have in our pipeline for $500,000 or more. Those we know about already.
Anthony Guido — Golden Tree — Analyst
What does it take to get Memphis, Nashville and Milwaukee into the books? I mean, is there — I know you already—?
Ron Klausner — Cambium Learning Group — CEO
Milwaukee the work has started. Nashville and Memphis as Dave indicated, we literally just found out about this in the RFP process a couple of weeks ago. We’ve engaged in conversations, began those conversations with them. We’ll know in the next two or three weeks what it will mean in 2010.
Anthony Guido — Golden Tree — Analyst
So these large orders that you are talking about that you need, I mean, this is basically — so last year these guys bought products with you in June or July? And now this year they haven’t bought them yet? They are just holding out?
Ron Klausner — Cambium Learning Group — CEO
It is a combination of those that bought in the second quarter that did not buy, so Dave mentioned, for example, Miami which is now in, there are other customers that bought earlier. There are also customers that bought in the third quarter, there are brand new customers or brand new opportunities or customers that have been moderate in size that we have line of sight on larger deals, but there is a pipeline of large deals.
This country, there are about 23 million children that are at risk. Not proficient in reading and math. That is a huge number. Some of those districts are seriously considering, or even more than that, have already verbally said yes, we want to go forward with you, but it is not done until we get a purchase order.
Anthony Guido — Golden Tree — Analyst
Okay. As far as your CapEx, what are you guys spending on CapEx? I mean, I didn’t see a cash flow statement in the release, what did you do in the second quarter?
Brad Almond — Cambium Learning Group — CFO
In the first half we had spent $5 million in CapEx

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Final Transcript
Aug 12, 2010 / 08:00PM GMT, ABCD — Q2 2010 Cambium Learning Group, Inc. Earnings Conference Call
Anthony Guido — Golden Tree — Analyst
That includes R&D?
Brad Almond — Cambium Learning Group — CFO
That includes R&D, software development and general CapEx.
Anthony Guido — Golden Tree — Analyst
How about working capital. That is a big use for you guys in the second quarter right?
Brad Almond — Cambium Learning Group — CFO
There was a big use for us for — there was a big use in the first half.
Anthony Guido — Golden Tree — Analyst
Yes.
Brad Almond — Cambium Learning Group — CFO
We built-up our inventory balance, those increased, our AR, balance is significantly high because of all the deals we did in June. We used working capital in the first half and then it flips in the second half.
Anthony Guido — Golden Tree — Analyst
Okay and how do you guys feel right now about your capital structure? What you have in place with the mez and everything.
Brad Almond — Cambium Learning Group — CFO
I think we have used it on previous calls. The current interest rate on these— there’s two big pieces to think about, there’s a senior secured piece, which is running 8%, which is — even though it is a floating rate, we are benefiting from the low interest rates, so it’s a pretty agreeable rate. The mez piece is very high approaching 14%, which has a cash component and then a PIC component. So that piece is not sitting too easily, because it is higher than we would want to, given the current market rates.
In total, our total interest costs are about 10%, again not completely out of line with what the market is doing right now. I think what we are watching a little more closely as our maturity dates are coming up in 2013 and 2014. We are watching those a little closely. So at some optimal point in time it will be the right time to do something different on that structure. We are not pressed for it, we don’t have a driven need to do anything different right now.
Anthony Guido — Golden Tree — Analyst
Okay. I’ll jump off. Hopefully I can get a follow up call with you guys afterwards just to walk me through some of the trends in the business? Thank you.
Brad Almond — Cambium Learning Group — CFO
Thank you.

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Final Transcript
Aug 12, 2010 / 08:00PM GMT, ABCD — Q2 2010 Cambium Learning Group, Inc. Earnings Conference Call
Operator
(Operator instructions) I show no further questions, I would like to turn the conference back over to Brad Almond for any closing remarks.
Brad Almond — Cambium Learning Group — CFO
I would like to thank everyone for their attendance on today’s call. We look forward to updating you on our next call which we expect to be in the early part of November. Thank you very much.
Operator
The conference is now concluded. Thank you for attending today’s presentation, you may now disconnect.
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